Exhibit 4.1

Seventh Supplemental Indenture
between
MetLife, Inc.,
as Issuer,
and
The Bank of New York Mellon Trust Company, N.A.,
as Trustee
Dated as of February 6, 2009

Table of Contents

		Page

ARTICLE I

Definitions

SECTION 1.1	Definitions of Terms.	2

ARTICLE II

Amendments to the Indenture

SECTION 2.1	Amendment to Section 2.7 of the Second Supplemental Indenture.	5
SECTION 2.2	Amendment to Section 2.12 of the Second Supplemental Indenture.	5
SECTION 2.3	Amendment to Section 2.12(f) of the Second Supplemental Indenture.	5
SECTION 2.4	Adding Section 2.13 to the Second Supplemental Indenture.	5

ARTICLE III

Remarketing and Reset Mechanics

SECTION 3.1	Remarketing and Reset Mechanics.	6
SECTION 3.2	Waiver of Reset Cap.	7

ARTICLE IV

Tranches

SECTION 4.1	Final Terms.	7
SECTION 4.2	References to Series.	7

ARTICLE V

Redemption

SECTION 5.1	Redemption.	7

ARTICLE VI

Events of Default

SECTION 6.1	Events of Default.	7
ARTICLE VII

i

		Page
Miscellaneous

SECTION 7.1	Effectiveness.	8
SECTION 7.2	Trustee Not Responsible for Recitals.	8
SECTION 7.3	Governing Law.	8
SECTION 7.4	Counterparts.	8

ii

     SEVENTH SUPPLEMENTAL INDENTURE, dated as of February 6, 2009 (this “Seventh Supplemental Indenture”), between MetLife, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), supplementing the Second Supplemental Indenture, dated as of June 21, 2005 (the “Second Supplemental Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee, and further supplementing the Subordinated Indenture, dated as of June 21, 2005 (the “Base Indenture” and together with the Second Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee.
Recitals
     WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s unsecured subordinated debentures, notes or other evidence of indebtedness, to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;
     WHEREAS, the Company executed and delivered the Second Supplemental Indenture to the Trustee to provide for the issuance of the Company’s 4.91% Junior Subordinated Debt Securities, Series B, due 2040 (the “Series B Debentures”);
     WHEREAS, pursuant to Section 2.12 of the Second Supplemental Indenture, the Company and the Trustee are required to enter into this Seventh Supplemental Indenture to make provision for remarketing and reset mechanics, including notices in respect thereof, on the basis set forth in Article X of the Trust Agreement (as defined below) with respect to the Series B Debentures;
     WHEREAS, the Company desires to include in this Seventh Supplemental Indenture provisions intended to: (i) cure certain ambiguities, defects, or inconsistencies in the Second Supplemental Indenture; (ii) amend the Second Supplemental Indenture to allow for a Remarketing of the Series B Debentures in two or more tranches (for which amendments the Company has obtained all necessary consents); and (iii) address certain matters incidental to the purpose of this Seventh Supplemental Indenture as described in this and the preceding recital;
     WHEREAS, the Company has requested that the Trustee, in respect to the Series B Debentures, execute and deliver this Seventh Supplemental Indenture in such capacity; and
     WHEREAS, all requirements necessary to make this Seventh Supplemental Indenture a valid instrument in accordance with its terms, including its execution and delivery, have been duly authorized in all respects.
     NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE I
Definitions
     SECTION 1.1 Definitions of Terms.
     Unless the context otherwise requires or unless otherwise set forth herein:
     (a) a term not defined herein that is defined in the Indenture, has the same meaning when used in this Seventh Supplemental Indenture;
     (b) the definition of any term in this Seventh Supplemental Indenture that is also defined in the Indenture, shall for the purposes of this Seventh Supplemental Indenture supersede the definition of such term in the Indenture;
     (c) a term defined anywhere in this Seventh Supplemental Indenture has the same meaning throughout;
     (d) the definition of a term in this Seventh Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Indenture insofar as the use or effect of such term in the Base Indenture, as previously defined, is concerned;
     (e) the singular includes the plural and vice versa;
     (f) headings are for convenience of reference only and do not affect interpretation; and
     (g) the following terms have the meanings given to them in this Section 1.1(g):
     “Base Indenture” has the meaning set forth in the preamble hereto.
     “Company” has the meaning set forth in the preamble hereto.
     “Comparable Treasury Issue” means the U.S. Treasury security selected by the Premium Calculation Agent as having a maturity comparable to the term remaining from the Redemption Date to a date to be specified in the security certificate representing the Series B Debentures (or any tranche thereof) following a Successful Remarketing (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable term.
     “Comparable Treasury Price” means, with respect to a Redemption Date (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Premium Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     “First Applicable Remarketing Settlement Date” has the meaning set forth in the Stock Purchase Contract Agreement.
     “Indenture” has the meaning set forth in the preamble hereto.
     “Make-Whole Redemption Amount” means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal and interest thereon for the principal amount to be redeemed (not including any portion of those payments of interest accrued as of the date of redemption), discounted from their respective scheduled payment dates to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Spread plus, in each case, accrued and unpaid interest thereon to the date of redemption.
     “Premium Calculation Agent” means an investment banking institution of national standing appointed by the Company.
     “Reference Treasury Dealer” means (1) Citigroup Global Markets, Inc. and its successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by the Premium Calculation Agent after consultation with the Company.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Premium Calculation Agent of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Premium Calculation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.
     “Remarketing” means a remarketing of the Series B Debentures in accordance with Section 2.12 of the Second Supplemental Indenture, as supplemented by this Seventh Supplemental Indenture.
     “Remarketing Agent” means, as to a Remarketing, the remarketing agent(s) and any successor or replacement remarketing agent appointed pursuant to Section 10.1 of the Trust Agreement or Section 3.01 of this Seventh Supplemental Indenture, as applicable.
     “Remarketing Agreement” means a remarketing agreement entered into among the Company, a nationally recognized investment banking firm, as Remarketing Agent, and The Bank of New York Mellon Trust Company, N.A., not individually, but solely as Purchase Contract Agent (as defined in the Remarketing Agreement) and as attorney-in-fact of the holders of Purchase Contracts (as defined in the Remarketing Agreement), at least 30 days prior to a Remarketing Date (as defined in the Trust Agreement).
     “Reset Cap” has the meaning set forth in the Trust Agreement.

     “Second Applicable Remarketing Settlement Date” has the meaning set forth in the Stock Purchase Contract Agreement.
     “Second Supplemental Indenture” has the meaning set forth in the preamble hereto.
     “Separate Series B Debentures” means Series B Debentures, if any, that resulted from the creation of Stripped Common Equity Units (as defined in the Stock Purchase Contract Agreement) in accordance with Section 3.13 of the Stock Purchase Contract Agreement.
     “Series B Debentures” has the meaning set forth in the recitals of this Seventh Supplemental Indenture.
     “Seventh Supplemental Indenture” has the meaning set forth in preamble hereto.
     “Spread” means a number of basis points determined by the Company and the Remarketing Agents upon a successful Remarketing (as defined in the Remarketing Agreement).
     “Stock Purchase Contract Agreement” means the Stock Purchase Contract Agreement, dated as of June 21, 2005, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as stock purchase contract agent.
     “Stock Purchase Date” has the meaning set forth in the Stock Purchase Contract Agreement.
     “Successful” means, as to the Remarketing, that the Remarketing Agent finds buyers for all of the Series B Debentures offered in the Remarketing by 4:00 P.M., New York City time, on the Remarketing Date.
     “Third Applicable Remarketing Settlement Date” has the meaning set forth in the Stock Purchase Contract Agreement.
     “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.
     “Trust Agreement” means the Amended and Restated Declaration of Trust of the Trust, dated as of June 21, 2005, among the Company, as sponsor, The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as property trustee, BNY Mellon Trust of Delaware (as successor in interest to Chase Bank USA, National Association), as Delaware Trustee,

and the administrative trustees named therein and the holders from time to time of the beneficial interests in the assets of the Trust.
     “Trustee” has the meaning set forth in the preamble hereto.
ARTICLE II
Amendments to the Indenture
     SECTION 2.1 Amendment to Section 2.7 of the Second Supplemental Indenture.
     Section 2.7 of the Second Supplemental Indenture is hereby amended by deleting all references to “February 15, 2009” and replacing each of them with “the Third Applicable Remarketing Settlement Date.”
     SECTION 2.2 Amendment to Section 2.12 of the Second Supplemental Indenture.
     Section 2.12 of the Second Supplemental Indenture is hereby amended by inserting immediately after the first sentence of the first paragraph the following:
     “Upon a Successful Remarketing, the Series B Debentures shall be substantially identical except that the Series B Debentures may, at the Company’s sole option, be comprised of two or more tranches with each such tranche having different (i) Stated Maturities, as determined in accordance with Section 2.12(b) of this Second Supplemental Indenture, (ii) rates of interest, as determined in accordance with the last paragraph of Section 2.12 of this Second Supplemental Indenture and Section 10.3 of the Trust Agreement, and (iii) denominations and interest payment dates, as determined in accordance with the Indenture, as the same may be further supplemented from time to time by a supplemental indenture.”
     SECTION 2.3 Amendment to Section 2.12(f) of the Second Supplemental Indenture.
     The last proviso of Section 2.12(f) of the Second Supplemental Indenture is hereby amended by deleting “February 15, 2009” and replacing it with “the Stock Purchase Date.”
     SECTION 2.4 Adding Section 2.13 to the Second Supplemental Indenture.
     The following Section 2.13 is hereby added immediately after the revised Section 2.12 of the Second Supplemental Indenture:
     “SECTION 2.13 Exchange of Certificates Representing Separate Series B Debentures.
     From and after a Successful Remarketing, certificates representing Separate Series B Debentures shall be surrendered and exchanged for certificates representing a like aggregate principal amount of Series B Debentures as modified as a result of the

Successful Remarketing. If the Series B Debentures consist of two or more tranches, the tranches will be allocated on a pro rata basis, calculated using the proportion of the aggregate principal amount of each tranche of Series B Debentures as compared to the total aggregate principal amount of the Series B Debentures. If, following a Successful Remarketing, the Series B Debentures are held by The Depository Trust Company or another securities depositary, certificates representing Separate Series B Debentures shall be surrendered and exchanged for a beneficial interest in the global security certificate representing such Series B Debentures. The Trustee, in consultation with the Company, shall establish such procedures as the Trustee and the Company shall deem appropriate to effect such exchange of certificates representing Separate Series B Debentures in accordance with the terms of the Indenture and the Seventh Supplemental Indenture. Any certificates representing Separate Series B Debentures not surrendered for exchange following a Successful Remarketing will be deemed to represent a like aggregate principal amount of Series B Debentures as modified as a result of the Successful Remarketing until such certificates are so surrendered and exchanged.”
ARTICLE III
Remarketing and Reset Mechanics
     SECTION 3.1 Remarketing and Reset Mechanics.
     The provisions of Article X of the Trust Agreement shall apply, mutatis mutandis, to the Remarketing of the Series B Debentures, except that:
     (a) “February 15, 2009” in the last sentence of the first paragraph of Section 10.2 shall be replaced with “the Third Applicable Remarketing Settlement Date;”
     (b) “February 15, 2009” in the first sentence of Section 10.2(f) shall be replaced by “the Third Applicable Remarketing Settlement Date;”
     (c) “February 15, 2009” in the last proviso of Section 10.2 shall be replaced with “the Third Applicable Remarketing Settlement Date;”
     (d) “November 15, 2008” in Section 10.3(a)(i) shall be replaced with “the Second Applicable Remarketing Settlement Date;”
     (e) “February 15, 2009” in Section 10.3(d) shall be replaced with “the Third Applicable Remarketing Settlement Date;”
     (f) “February 15, 2009” in Section 10.3(e) shall be replaced with “the Third Applicable Remarketing Settlement Date;”
     (g) “February 15, 2009” in Section 10.4(a)(iv) shall be replaced with “the Third Applicable Remarketing Settlement Date;”
     (h) “February 15, 2009 Remarketing Settlement Date” in Section 10.4(a)(vii) shall be replaced with “Third Applicable Remarketing Settlement Date;”

     (i) “February 15, 2009” in Section 10.4(f) shall be replaced with “ the Third Applicable Remarketing Settlement Date;”
     (j) all references to “February 15, 2010” in Section 10.5(a)(ii) shall be replaced with “the Third Applicable Remarketing Settlement Date;” and
     (k) all references to “February 15, 2010 Remarketing Settlement Date” in Section 10.5(b) shall be replaced with “Third Applicable Remarketing Settlement Date.”
     SECTION 3.2 Waiver of Reset Cap.
     The Reset Cap referred to in Section 10.3(a)(i) of the Trust Agreement shall not apply in connection with the First Applicable Remarketing Settlement Date.
ARTICLE IV
Tranches
     SECTION 4.1 Final Terms.
     Upon a Successful Remarketing, the final terms of the Series B Debentures or any tranche of Series B Debentures will be reflected in the security certificate or certificates evidencing the Series B Debentures or any tranche of Series B Debentures.
     SECTION 4.2 References to Series.
     Upon a Successful Remarketing, any reference in the Indenture to “series” and “Series B Debentures” shall, unless otherwise required by the context, be deemed to be a reference to each separate tranche of Series B Debentures.
ARTICLE V
Redemption
     SECTION 5.1 Redemption.
     Upon a Successful Remarketing, the Series B Debentures will be redeemable at the Company’s option, in whole or in part, at any time, on or after February 15, 2011, at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to the date of redemption and the Make-Whole Redemption Amount.
ARTICLE VI
Events of Default
     SECTION 6.1 Events of Default.
     Upon a Successful Remarketing, Section 6.1(a)(i) of the Second Supplemental Indenture shall be deleted in its entirety and replaced with the following:

     “the Company defaults in the payment of any installment of interest (including Additional Interest) upon the Series B Debentures, as and when the same shall become due and payable, and continuance of such default for a period of thirty (30) days or more;”.
ARTICLE VII
Miscellaneous
     SECTION 7.1 Effectiveness.
     This Seventh Supplemental Indenture will become effective upon its execution and delivery.
     SECTION 7.2 Trustee Not Responsible for Recitals.
     The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Seventh Supplemental Indenture.
     SECTION 7.3 Governing Law.
     This Seventh Supplemental Indenture will be governed by, and construed in accordance with, the internal laws of the State of New York.
     SECTION 7.4 Counterparts.
     This Seventh Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

MetLife, Inc., as Issuer
By:	/s/ Eric T. Steigerwalt
	Name:	Eric T. Steigerwalt
	Title:	Senior Vice President and Treasurer

The Bank of New York Mellon Trust Company, N.A., as Trustee
By:	/s/ R. Tarnas
	Name:	R. Tarnas
	Title:	Vice President

Seventh Supplemental Indenture